AMENDMENT TO

                AGREEMENT FOR SALE AND PURCHASE

                            OF STOCK

                               OF

                      PENTAIR DULUTH CORP.

                              AND

                  MINNESOTA PAPER INCORPORATED





     THIS AMENDMENT TO AGREEMENT is made and entered into as of the 30th day of June, 1995 between Pentair, Inc., a Minnesota corporation ("Pentair"), Minnesota Power & Light Company, a Minnesota corporation ("Minnesota Power"), and Consolidated Papers, Inc., a Wisconsin corporation ("Buyer").

     WHEREAS, The parties entered into the Agreement for Sale and Purchase of Stock of Pentair Duluth Corp. and
Minnesota Paper Incorporated on May 8, 1995 (the "Agreement");

     WHEREAS, the parties desire to clarify their respective responsibilities under Section 5 of that Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and conditions herein contained, the parties agree as follows:

     Section 5 of the Agreement shall be amended and shall read in its entirety as follows:

     "5. Assumption of Liabilities. Buyer shall indemnify Sellers in accordance with the provisions of Section 16 hereof against any claim arising out of any Guaranteed Obligations. In no event shall Buyer be subject, without its consent, to terms and conditions more restrictive than those set forth in the existing Guaranteed Obligations."

     IN WITNESS WHEREOF, each party has caused this Amendment to Agreement to be executed by its authorized officer as of the date first above written.


PENTAIR, INC.
By:
Its:

MINNESOTA POWER & LIGHT COMPANY
By:
Its:

CONSOLIDATED PAPERS, INC.
By:
Its: